Exhibit 99.1

NEWS STORY FOR COMMONWEALTH BANKSHARES

May 19, 2004

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Record Earnings First Quarter 2004

Commonwealth Bankshares, Inc. (NASDAQ: CWBS) today reported record quarter end earnings of $544.8 thousand, an increase of 3.4% over the $526.8 thousand reported in the first quarter of 2003. On a per share basis, diluted earnings was 22 cents in the first quarter of 2004 and 2003. First quarter basic earnings per share equaled 28 cents for the three months ended March 31, 2004 compared to 31 cents for same period of 2003.

Profitability as measured by the Company’s return on average assets (ROA) was 0.74% and 0.79% for the three months ended March 31, 2004 and 2003, respectively. ROA was impacted by an increase in net income of 3.4% which was offset by a record increase in average assets of $30.4 million or 11.4% from March 31, 2003 to March 31, 2004. The return on average equity (ROE) was 11.15% and 13.51% for the three months ended March 31, 2004 and 2003, respectively. The decrease in ROE is the result of the record growth in average equity of $3.9 million or 25.3% from March 31, 2003 to March 31, 2004.

A fundamental source of the Company’s earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. Net interest income was $2.8 million for the quarter ended March 31, 2004, an increase of $251.7 thousand or 9.8% over the comparable period in 2003.

Total interest income was $4.9 million for the quarter ended March 31, 2004, an increase of $233.8 thousand over the same period of 2003. The increase in interest income was a result of the strong loan demand which continued throughout the first quarter of 2004, which offset the reduction in loans held for sale. As of March 31, 2004, the loans held for sale totaled $22.2 million compared with $43.7 million as of March 31, 2003. For the three months ended March 31, 2004, the loans held for sale have produced $209.4 thousand additional interest income and $318.3 thousand during the same period of 2003.

Interest expense of $2.1 million for the quarter ended March 31, 2004 represented an $18.0 thousand decrease from the comparable period in 2003. The decrease was attributable to a $6.8 million decline in average short term borrowings during the first three months of 2004, as compared to the same period of 2003.

The provision for loan losses is the annual cost of maintaining an allowance for inherent credit losses. The amount of the provision each year and the level of the allowance are matters of judgment and are impacted by many factors, including actual credit losses during the period, the prospective view of credit losses, loan performance measures and trends (such as delinquencies and charge-offs), and other factors, both internal and external that may affect the quality and future loss experience of the credit portfolio. At March 31, 2004, the Company had total allowance for loan losses of $2,971,881 or 1.24% of total loans. The provision for loan losses was $465,000 for the first three months of 2004 compared to $120,000 for the same period of 2003. Loan charge-offs for the three months ended March 31, 2004 totaled $125 and recoveries for the same period totaled $4,006.

During the first quarter of 2004, non-performing assets decreased $1.3 million from December 31, 2003 to $2.7 million as of March 31, 2004. The decline was a result of the sale of the two properties included in real estate acquired in settlement of loans. Nonaccrual loans at March 31, 2004 consisted of seven loans which totaled $2.6 million. $1.4 million of the total represents one significant commercial credit. Management is closely monitoring this credit, but at this time is not currently able to estimate the size of the loss due to uncertainties regarding the liquidation of the collateral and the outcome of a suit against the loan guarantors. Management believes the maximum potential after tax loss could be approximately $700,000. Due to the uncertainty of the outcome, and out of an abundance of caution, management increased its monthly provision to $75,000 during the first quarter of 2004 compared to $40,000 during the first quarter of 2003. In addition, management added an additional provision of $240,000 in March 2004 to adequately provide for any potential loss. When determinable, the loss, if any, will be a one time charge to the allowance for loan losses. Management believes that the current monthly provision and allowance for loan losses is sufficient to absorb any potential loss associated with this credit and the potential loss will not negatively impact the Company’s ability to conduct its business on a going forward basis. The remaining $1.2 million in nonaccrual loans represents six (6) loans, with the majority making monthly payments and in most cases are secured with workout arrangements currently in place. Based on current expectations relative to portfolio characteristics and performance measures including loss projections, management considers the level of the allowance to be adequate.

Noninterest income for the quarter ended March 31, 2004 equaled $624.7 thousand an increase of $226.1 thousand over the $398.7 thousand reported for the three months ended March 31, 2003. The increase in other income was the result of a $240.1 thousand gain on the sale of securities available for sale.

Noninterest expense consists of salaries and benefits provided to employees of the Company, expenses related to premises and equipment, data processing expenses, and operating expenses associated with day to day business affairs. Noninterest expense for the quarter ended March 31, 2004 totaled $2.2 million, an increase of $109.5 thousand over the $2.1 million recorded during the quarter ended March 31, 2003. The increase was primarily due to a 9.2% rise in salaries and employee benefits resulting from the addition of several new positions during 2003 and the first quarter of 2004, and an increase in medical insurance costs for our employees. The Company is currently servicing a record number of deposit and loan accounts. To support this growth, along with the legislation and requirements relating to the Sarbanes-Oxley Act, the Bank Secrecy Act, the Patriot Act, the Fair Credit Reporting Act, the Gramm Leach Bliley Act, and others, the Company had to deploy significant resources including additional employees who can devote the time and attention necessary to ensure ongoing compliance with each of these important policies.

Financial Condition

Total assets at March 31, 2004 were $287.8 million, up 4.0% or $11.1 million from $276.7 million at March 31, 2003, despite a $21.5 million or 49.1% decline in loans held for sale from March 31, 2003 to March 31, 2004. Total assets declined 9.6% or $30.5 million from $318.3 million at December 31, 2003, due to a direct result of a decrease in loans held for sale of 60.4% or $33.9 million from December 31, 2003. Total loans, the Company’s largest and most profitable asset, ended the quarter at a record $239.3 million, up $38.2 million or 19.0% from March 31, 2003. The favorable financing environment along with the efforts of the Company’s officers to develop new loan relationships combined with the support of existing customers continue to generate record loan demand for the Company.

To fund the Company’s record loan demand, and to take advantage of the gains in the investment portfolio given the existing market conditions and the likelihood of interest rates increasing, the Company sold securities from its investment portfolio. The sale resulted in the Company recognizing a gain on securities sold of $240,054 during the first quarter of 2004 and contributed to the decrease in the investment portfolio of $6.8 million from quarter to quarter.

The Company’s strong growth in deposits continued into the first quarter 2004 with deposits at March 31, 2004 reaching a record $257.3 million, an increase of $24.1 million or 10.3% from March 31, 2003 and an increase of $6.6 million from December 31, 2003. Non-interest bearing demand deposits increased by $6.7 million or 24.2%, and interest bearing deposits increased by $17.4 million or 8.5% from March 31, 2003 to March 31, 2004, respectively. Management believes the growth in deposits is a result of the Company’s competitive interest rates on all deposit products, special deposit promotions, and product enhancements, as well as the Company’s continued marketing efforts. The Company’s deposits are provided by individuals and businesses located within communities served.

There were no short term borrowings (advances from FHLB) outstanding on March 31, 2004, compared to $37.0 million outstanding on December 31, 2003 and $15.8 outstanding at March 31, 2003. The decrease in short term borrowings was primarily a result of the decline in loans held for sale, which are funded in part by FHLB advances, and an increase in deposits.

Capital Position

Shareholders’ equity for the Company increased to $20.0 million from $16.0 million or 25.1% from March 31, 2003 to March 31, 2004. Shareholders’ equity for March 31, 2004 reflects a $306.4 thousand net unrealized gain on securities available for sale in accordance with FASB 115, as compared to a $334.6 thousand net unrealized gain as of March 31, 2003.

The Federal Reserve Board, the Office of Controller of the Currency, and the FDIC has issued risk-based capital guidelines for U.S. banking organizations. These guidelines provide a capital framework that is sensitive to differences in risk profiles among banking companies. Risk-based capital ratios are another measure of capital adequacy. At March 31, 2004, the Bank’s risk-

adjusted capital ratios were 8.0% for Tier 1 and 11.27% for total capital, well above the required minimums of 4.0% and 8.0%, respectively. These ratios are calculated using regulatory capital (either Tier 1 or total capital) as the numerator and both on and off-balance sheet risk-weighted assets as the denominator. Tier 1 capital consists primarily of common equity less goodwill and certain other intangible assets. Total capital adds certain qualifying debt instruments and a portion of the allowance for loan losses to Tier 1 capital. One of four risk weights, primarily based on credit risk, is applied to both on and off-balance sheet assets to determine the asset denominator. Under Federal Reserve Bank rules, the Bank was considered “well capitalized,” the highest category of capitalization defined by the regulators, as of March 31, 2004.

In order to maintain a strong equity capital position and to protect against the risks of loss in the investment and loan portfolios and on other assets, management will continue to monitor the Company’s capital position. Several measures have been or will be employed to maintain the strong capital position, including but not limited to continuing its efforts to return all non-performing assets to performing status, monitoring the Bank’s growth, and continued utilization of its formal asset/liability policy.

Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA with nine branches and 17 ATM’s serving the Hampton Roads Community. Bank of the Commonwealth is the parent company of BOC Insurance Agencies of Hampton Roads, Inc. and BOC Title of Hampton Roads, Inc.

05/19/2004

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, And Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904, or ewoodard@bocmail.net/ Web Site: http://bankofthecommonwealth.com/

This press release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release

Commonwealth Bankshares, Inc. and Subsidiaries

Selected Financial Information (Unaudited)

	Three Months Ended
(in thousands, except per share data)	March 31, 2004	March 31, 2003
Operating Results:
Interest income	$4,904	$4,671
Interest expense	2,080	2,098

Net interest income	2,824	2,573
Provision for loan losses	465	120
Noninterest income	625	399
Noninterest expense	2,180	2,071

Income before provision for income taxes	804	781
Provision for income taxes	259	254

Net income	$545	$527

Per Share Data:
Basic earnings	$0.28	$0.31
Diluted earnings	$0.22	$0.22
Book value	$10.27	$9.26
Basic weighted average shares outstanding	1,920,291	1,722,468
Diluted weighted average shares outstanding	2,831,149	2,821,220
Shares outstanding at period-end	1,945,115	1,723,939

	At Period End
	March 31, 2004	March 31, 2003
Month End Balance:
Assets	$287,797	$276,671
Loans *	239,328	201,172
Loans held for sale	22,248	43,706
Investment securities	8,350	15,129
Deposits	257,307	233,262
Shareholders’ equity	19,969	15,959
YTD Average Balance:
Assets	$296,436	$266,028
Loans *	231,414	194,932
Loans held for sale	22,784	33,611
Investment securities	11,467	15,702
Deposits	262,968	231,804
Shareholders’ equity	19,544	15,602
Ratios:
Return on average assets	0.74%	0.79%
Return on average shareholders’ equity	11.15%	13.51%
Shareholders’ equity to total assets	6.94%	5.77%
Loan loss allowance to loans	1.24%	1.11%
Net interest margin (tax equivalent basis)	4.09%	4.16%
Tier 1 capital to average assets	8.02%	8.08%
Tier 1 capital to risk weighted assets	9.98%	9.31%
Total capital to risk weighted assets	11.27%	10.32%

*	Net of unearned income and loans held for sale.